Filed pursuant to 424(b)(3)

Registration Statement No. 333-270674

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated May 22, 2023)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 4,516,464 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated May 22, 2023 (the “Prospectus”), relating to the to the resale, from time to time of up to 4,516,464 ordinary shares of the Company, $0.0001 par value per share, by YA II PN, LTD, a Cayman Islands exempt limited partnership.

Specifically, this Prospectus Supplement is only being filed to update and supplement the information included in the Prospectus with certain information contained in our two Reports on Form 6-K submitted to the U.S. Securities and Exchange Commission on June 7, 2023 and other information. Accordingly, we have included in this Prospectus Supplement such information. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our ordinary shares are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On June 7, 2023, the closing price of our ordinary shares was $0.94.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 15 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 7, 2023

Recent Developments

trueSilver

On June 7, 2023, the Company announced that it is in the process of creating a new subsidiary, trueSilver, and that it has has entered into a 120 day exclusive agreement with Sunshine Minting Inc., to create a path to full transparency and traceability for silver products from mine site to final products and recycling and the creation of an industry standard. During the 120-day exclusivity period, Sunshine shall evaluate the Company’s technology for its use, with possible further collaborations thereafter.

Notice of Failure to Satisfy a Continued Listing Rule

On June 7, 2023, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market, LLC (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5450(b)(2)(A) (the “Minimum MVLS Requirement”) for continued listing on the Nasdaq Global Market, as the market value of the Company’s listed securities was less than $50,000,000 for the previous 33 consecutive business days.

In accordance with Nasdaq Listing Rule 5810(c)(3)(C) (the “Compliance Period Rule”), the Company has a period of 180 calendar days, or until December 4, 2023 (the “Compliance Date”), to regain compliance with the Minimum MVLS Requirement. If, at any time before the Compliance Date, the market value of the Company’s listed securities closes at $50,000,000 or more for a minimum of ten consecutive business days, the Staff will provide a written confirmation to the Company that it has regained compliance with the Minimum MVLS Requirement. If the Company does not regain compliance with the Minimum MVLS Requirement by the Compliance Date, the Company will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Listing Qualifications Panel (the “Panel”) pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if the Company receives a delisting notice and appeals the delisting determination by the Staff to the Panel, such appeal would be successful.

Alternatively, if the Company does not regain compliance with the Minimum MVLS Requirement by the Compliance Date, the Company may transfer the listing of its Ordinary Shares to the Nasdaq Capital Market, provided that the Company then meets the applicable requirements for continued listing on the Nasdaq Capital Market.

The Staff also noted in its letter that the Company is not in compliance with Nasdaq Listing Rule 5450(b)(1)(A), requiring listed companies to maintain stockholders’ equity of at least $10,000,000 (the “Stockholders’ Equity Requirement”) and Nasdaq Listing Rule 5450(b)(3)(A), which requires listed companies to have total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or for two of the three most recently completed fiscal years (the “Total Assets/Total Revenue Requirement”).

There can be no assurance that the Company will be able to regain compliance with the Minimum MVLS Requirement, will be in compliance with the Stockholders’ Equity Requirement or Total Assets/Total Revenue Requirement, or will otherwise be compliant with other Nasdaq Listing Rules. If the Company wishes to remain on the Nasdaq Global Market, it is required to regain compliance with at least one of the continued listing standards detailed above.

Cautionary Statements Regarding Forward-Looking Statements

The information in this Prospectus Supplement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intends,” “may,” “will,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Prospectus Supplement may include, for example: the Company’s ability to regain compliance with applicable Nasdaq standards or comply with the continued listing standards of Nasdaq even if the Company regains compliance, successful launch and implementation of SMX’s joint projects with manufacturers and other supply chain participants of silver, steel, rubber and other materials; changes in SMX’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; SMX’s ability to develop and launch new products and services; SMX’s ability to successfully and efficiently integrate future expansion plans and opportunities; SMX’s ability to grow its business in a cost-effective manner; SMX’s product development timeline and estimated research and development costs; the implementation, market acceptance and success of SMX’s business model; developments and projections relating to SMX’s competitors and industry; and SMX’s approach and goals with respect to technology. These forward-looking statements are based on information available as of the date of this Prospectus Supplement, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing views as of any subsequent date, and no obligation is undertaken to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: the ability to maintain the listing of the Company’s shares on Nasdaq; changes in applicable laws or regulations; the effects of the COVID-19 pandemic on SMX’s business; the ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities; the risk of downturns and the possibility of rapid change in the highly competitive industry in which SMX operates; the risk that SMX and its current and future collaborators are unable to successfully develop and commercialize SMX’s products or services, or experience significant delays in doing so; the risk that the Company may never achieve or sustain profitability; the risk that the Company will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; the risk that the Company experiences difficulties in managing its growth and expanding operations; the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; the risk that SMX is unable to secure or protect its intellectual property; the possibility that SMX may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties described in SMX’s filings from time to time with the Securities and Exchange Commission.